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                      [FOLEY, HOAG & ELIOT LLP LETTERHEAD]
                                                                   Exhibit 5.1

                                      December 9, 1997


The American Materials and Technologies Corporation
5915 Rodeo Road
Los Angeles, CA 90016

Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today with the Securities and Exchange Commission by The American Materials and Technologies Corporation, a Delaware corporation (the "Company") relating to 700,000 shares of the Company's common stock $0.01 par value per share (the "Common Stock") issuable pursuant to the Company's 1996 Incentive and Nonqualified Stock Option Plan and the Company's 1997 Stock Option Plan (collectively, the "Plans").

     We are familiar with the Company's Restated Certificate of Incorporation, its Amended and Restated By-Laws, the records of all meetings and consents of its Board of Directors and of its stockholders, and its stock records. We have examined such other records and documents as we deemed necessary or appropriate for purposes of rendering this opinion.

     Based upon the foregoing, we are of the opinion that:

          With respect to the Common Stock (a) the Company has corporate power adequate for the issuance of such Common Stock to be issued pursuant to the Plans, (b) the Company has taken all necessary corporate action required to authorize the issuance and sale of such Common Stock and (c) when certificates for such Common Stock have been duly executed and countersigned, and delivered against due receipt of the exercise price for such Common Stock as described in the Plans, such Common Stock will be validly and legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the S-8 Registration Statement.

                                                   Very truly yours,

                                                   FOLEY, HOAG & ELIOT LLP


                                                   By: /s/ David A. Broadwin
                                                       ------------------------
                                                       A Partner